CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our report dated April 28, 2020, with respect to the financial statements of Wells Fargo Emerging Markets Bond Fund, Wells Fargo High Yield Corporate Bond Fund, Wells Fargo International Government Bond Fund, and Wells Fargo U.S. Core Bond Fund, four of the funds comprising Wells Fargo Funds Trust, as of February 29, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 23, 2020